Exhibit 99.1

AMENDMENT NUMBER ONE

TO THE

HORNBECK OFFSHORE SERVICES, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

WHEREAS, Hornbeck Offshore Services, Inc. (the “Company”) previously established the Hornbeck Offshore Services, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”), to provide performance-based stock incentives and other equity interests and incentives to select employees and non-employee directors;

WHEREAS, the Company wishes to amend the Plan to provide that if an employee, a non-employee director or an advisory director retires from service with the Company, or a Subsidiary, upon, or after satisfying certain prerequisites, the employee, non-employee director, or advisory director, as applicable, will become fully vested in all stock options and any associated stock appreciation rights awarded to the employee or non-employee director, as applicable, under the terms of the Plan; and

WHEREAS, pursuant to Section 14 of the Plan the Board may at any time and from time to time modify or amend the Plan;

NOW, THEREFORE, BE IT RESOLVED, that effective November 1, 2005;

1.	Section 2.40, Retirement, is amended in its entirety as follows:

“Retirement” shall mean, with respect to an employee of the Company or any Subsidiary, the employee’s retirement from employment with the Company or any of its Subsidiaries, other than discharge for Cause, on or after the date the employee attains age 60 provided the employee has ten (10) years of service as of the date the employee retires from service, or on or after the employee attains age 65. With respect to a non-employee Director or advisory director, “Retirement” shall mean such non-employee Director’s or advisory director’s termination of service as a member of or advisory director to the Board, on or after the date such non-employee Director or advisory director completes five (5) years of service as a member or advisory director to the Board.

2.	Section 6.5, Vesting of Stock Options, is amended by adding paragraph (d) at the end of such Section to read as follows:

(d) In the event of the Retirement of an employee or a non-employee Director or advisory director, all Stock Options and any associated Stock Appreciation Rights granted pursuant to this Plan shall upon such Retirement become fully vested and immediately exercisable according to the terms of the respective agreement evidencing such Stock Option and/or Stock Appreciation Right.

IN WITNESS WHEREOF, this Amendment Number One has been executed this 12th day of December, 2005.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Name:	Todd M. Hornbeck
Title:	Secretary